Exhibit 10.10

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. [**] - INDICATES INFORMATION THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

MONEY TRANSFER AGREEMENT

This supplementary agreement is executed on this                 day of                 2006, between BuyIndiaonline.com Inc., a corporation incorporated in the state of Delaware US and having its registered office at 425, Brannan Street, 2nd floor, San Francisco, CA 94107, USA through its President John Kunze s/o Robert Kunze on one part hereinafter called as “company” which term shall unless repugnant to the context includes its successors and assigns on the one part and Punjab National Bank, a body corporate constituted under Banking Companies (Acquisition & Transfer of Undertaking) Act 1970, and having its head office at 7 Bhikhaji Cama Place, New Delhi and among others its International Banking Branch, New Delhi, on the second part hereinafter called as “Bank.” Which term shall include its successors and assigns on the other part.

Whereas the company has an existing agreement with the Bank for effecting foreign remittances through Drafts / Transfer Payment Orders / Pay Orders / Cheques, as per agreement dated 17.4.2002 and supplementary agreement dated 1.3.2005. Under the existing the Company makes a request on day to day basis giving full details of the parties to whom the payment has to be made in India, indicating purpose of such remittance, and whereas the Bank issues demand draft / Pay Orders / TPOs in favour of the beneficiary, as per instruction received from the local authorized representative of the Company be debiting the account of the Company maintained with the Bank, and hand over the drafts / Pay Orders to the authorized representative of the Company for delivering / despatching the same to the beneficiaries.

Whereas, the Company has approached the Bank for extending the online communication facility of effecting remittances by issuing Pay Orders in favour of the beneficiaries / crediting beneficiaries accounts with PNB of the foreign remittances at the call of the beneficiary.

Whereas, the Bank has agreed to extend facilities in accordance with the terms and conditions contained on the Annexure – I & II, which shall form part of this agreement.

Whereas, both the arrangement will be governed by the terms and conditions contained herein and the agreement dated 17.4.2002 and supplementary agreement dated 1.3.2005, is replaced by this agreement.

Now this agreement witnesses as under:

1.	The Company and Bank agree that Bank will provide two types of remittance facilities as per stage of service, and terms and conditions as given in Annexure I & II respectively.

2.	The common terms and conditions namely service charges, duration, termination, indemnity etc. are given in Annexure III.

3.	The Annexure I, II & III shall be read as part and parcel of this agreement.

4.	This agreement covers the entire arrangement in respect of services as provided herein.

IN WITNESS WHEREOF the parties hereto have set their hands on the date, month and year mentioned herein.

FOR	FOR

/s/ Illegible	/s/ John Kunze

Authorised signatory	Authorised signatory

Place	Place San Francisco, CA

Date April 28, 2006	Date August 7, 2006

Annexure – I

1) M/s. BuyIndiaonline.com (the company) will collect the money from Non resident clients and transfer the money to Punjab National Bank (the Bank). The company will have a local representative in New Delhi who would be authorized by the company to provide the bank with the list of people in whose favour the Bank drafts / Pay orders / TPO have to be prepared.

2) The Authorised Representative of the company located in India will be providing the full details of the beneficiaries, their address, details of bank account etc. to the bank. Based on the details provided by the Authorised Representative, the bank will arrange to execute the payment instructions. The Bank will act upon the instructions of the Authorised Representative of the Company for debiting the account and hand over the drafts / Pay Orders to the local representative. The bank will not be responsible for any consequences arising out of such actions except due to its own errors.

3) The Bank will ensure that the instructions for remittances received from the Authorised Representative of company shall be executed within [**] provided the funds are available in the account of the company and instructions contain essential data for executing the same. The Bank shall be recovering its costs, commission, charges etc. which will be as decided by the Bank from time to time.

4) The bank will issue the Bank drafts / Pay orders and hand over the same to the local representative who would then post / courier to the respective beneficiaries. The person authorized and identified by Managing Director of the company will provide to the Bank photographs and signatures of authorized representative. The responsibility of dispatch of the Bank drafts / pay order will be of the company.

5) For this purpose, the company will maintain a separate current account in Indian Rupees with Punjab National Bank, International Banking Branch, at Bara Khamba Road, New Delhi (IBB).

6) After receipt of foreign currency amount, IBB will convert this foreign currency into Indian rupees and credit this rupee equivalent to the current account of the company maintained with them.

7) After remittance of necessary funds, the Authorised Representative of the company in India will provide details of remittances and request International Banking Branch, New Delhi of the Bank to issue drafts / pay orders / TPOs in favour of the beneficiaries. The Bank will issue the Drafts / Pay Orders / TPOs, and hand over to the local representative of the company.

8) The local representative will send the Bank Drafts / Pay Orders to the respective beneficiaries.

9) All charges such as commission, exchange and out of pocket expenses will be borne by the company and will be recovered by PNB to the debit of the account of the company with IBB, on an on going basis.

[**] –	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

10) In case of instrument lost in transit PNB will arrange to issue the duplicate Bank Drafts / Pay Orders after complying with the safeguards and procedures as per the rules and regulations of the Bank. In cases where the original instrument is presented for payment subsequent to the encashment of the duplicate instrument, the Bank will be constrained to make payment of original payment instrument. In such cases the amount will be debited to the company’s account or recovered from the company. The Bank assumes no responsibility in such cases. In such cases the company indemnifies the Bank in respect of the payments so made along with other expenses and charges as applicable.

Annexure – II

I) The Company will have a representative in New Delhi and a call centre with toll free telephone number. The authorized representative of the company will provide the bank with all required informations / documents / assistance in respect of effecting remittances by way of issuing pay orders by CBS branches of the Bank, in favour of beneficiaries, based on the remittance data, available on the website of the company i.e. “www.xoom.com”

II) M / s. BuyIndiaonline.com Inc (the company) will open a separate Rupee vostro account for settlement of transactions, and shall keep this account funded at all time with at least [**] total payouts on actual or projected basis which ever is higher. In no case the account will be short / out of funds at any moment.

III) The company shall be responsible for maintaining its website www.xoom.com, and its security, and all transactions generated by the Bank’s branches, on the basis of remittance particulars available on this website, will be the responsibility of the company, and it will reimburse to the Bank, irrespective of any discrepancy / error / wrong particulars available on the website.

IV) Under this service, recipient will visit any nearest CBS branch of the Bank, and provide his Identification proof along with remittance tracking number, (advised by the Company to remitter at the time of remittance application for further conveying to beneficiary in India), the branch official will open the website www.xoom.com with user Id / password (to be provided by the Company to all designated branches), and verify the remittance details, with the help of tracking number provided by the beneficiary.

V) The branch, after verification of remittance details, will authorize the transaction for disbursement in the web application software, and issue Pay Order in favour of the beneficiary to the debit of Suspense Account, and handover the Pay Order to the beneficiary for payment / deposit in his account with the Bank’s branch / other bank.

VI) Based on the details of payouts available on the web system on the previous day, the Company shall provide relevant details, along with names of the paying branches to IBB, New Delhi (Nodal Branch) on daily basis, for reimbursing the same to the paying branches by crediting their Sundry Account through CBS Intersol transaction, to the debit of current account of the Company, maintained with them, so that the paying branches may reverse their Suspense entries. Likewise, the company shall provide details of commission payable to the respective branches on monthly basis, enabling IBB, New Delhi, (Nodal Branch) to reimburse the same to the concerned branches through CBS Intersol transactions.

VII) In case of loss of pay order, PNB will arrange to issue the duplicate pay order after complying with the safeguards and procedures as per the rules and regulations of the Bank.

[**] –	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Annexure – III

1) The Buyindiaonline.com. Inc. would be transferring the remittance in foreign currency through its Bank via SWIFT transfer and Punjab National Bank shall convert this foreign currency amount into Indian rupees and credit the amount to the accounts of the company with them.

2) The company will continue to set up its local office and set up a Call Centre in India with its representative.

3) Each party shall comply with applicable law in the performance of its respective obligations hereunder, including but not limited to the following: (i) in the case of the company, complying with all applicable laws regarding maximum payout amounts, maximum number of payouts to a particular recipient, privacy and protection of data, record keeping, suspicious transactions, reporting and currency controls; and (ii) in case of Punjab National Bank, ensuring that it verifies the identity of the beneficiaries of each Pay Order by reviewing government-issued photo identification prior to payout.

4) The company will open separate Rupee vostro accounts for each facility at International Banking Branch, New Delhi or any branch of the Bank, to be designated as Nodal Branch from time to time.

5) The company will also open a designated US Dollar account abroad with an Overseas Bank. The funds remitted into this account will be transferred on daily basis to the specified US Dollar Nostro account of the Bank. The company will not be authorized to operate upon the account except for the purpose of transferring funds to the Nostro Account of the Bank. The company will fund INR Account maintained with PNB, IBB New Delhi by remitting equivalent foreign currency amount into the specified Nostro Account of PNB.

6) This agreement may be terminated by any of the parties of this agreement by giving six months’ notice. Fresh remittances will not be taken into the account of the company from one month after notice.

7) The jurisdiction in respect of any dispute for difference of opinion with respect to this agreement will be New Delhi India.

8) The company will pay service charges of [**] under both the facilities, besides payment of out of pocket expenses on actual basis.

9) This agreement will be subject to obtaining of all necessary approvals from Reserve Bank of India or any other regulatory agencies’ as applicable. The company will also obtain the necessary approval from RBI and other agencies wherever required.

10) Each party represents and warrants that it is authorized to enter into this agreement and perform its obligation hereunder.

[**] –	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

SUPPLEMENTARY AGREEMENT

This Supplementary Agreement is executed between Buyindiaonline.com Inc., a Corporation incorporated in the state of Delaware US and having its registered office at 425 Brannan Street, 2nd Floor, San Francisco, CA 94107, USA, hereinafter called the “Company”, which expression shall unless repugnant to the context, include its successors and assigns, of the one part and Punjab National Bank, a body corporate constituted under the banking Companies (Acquisition & Transfer of Undertakings) Act 1970, having its Head Office at 7, Bhikhaiji Cama Place, New Delhi, India, and among others its International Banking Branch, New Delhi on the second part, hereinafter called as “Bank” which term shall include its successors and assigns on the other part.

Whereas the Company and the Bank have earlier entered into agreement for effecting foreign remittances through Drafts / Pay Orders / Transfer Payment Orders / Account Credits vide Agreement dated 7.8. 2006.

Whereas the Company has been complying strictly to the US laws pertaining to Know your Customer (KYC) and Anti Money Laundering (AML) in respect of all remittances routed through them from abroad and an updated version of their Compliance Manual (Xoom.com—updated November 2004) had already been provided to the Bank confirming compliance of KYC /AML norms. The Company also undertakes to comply with the specific policies and procedures and other related matters as applicable from time to time, as contained in the said Compliance Manual which shall be deemed to be incorporated in this Agreement. In case of non-compliance of the policy / procedure, the Bank shall have right to terminate this Agreement.

Further, it has now been agreed to incorporate in this Agreement, the terms of compliance of revised guidelines of Reserve Bank of India, pertaining to Know Your Customer (KYC) and prevention of money laundering (AML), as under:

i)	In view of the increased global and national concern against terrorist activities and money laundering (the process by which criminals attempt to hide and disguise the true origin and ownership of the proceeds of criminal activities thereby avoiding prosecution, conviction and confiscation of criminal funds), the Government of India has enacted a law viz. “Prevention of Money Laundering Act 2002” to prevent criminal elements from using the Bank for money laundering activities by enabling the Bank to know / understand the customers (Know Your Customer) and their financial dealings better, which in turn would help the Bank to manage risks prudently and to put in place appropriate controls for detection and reporting of suspicious activities in accordance with the laid down procedures so as to comply with applicable laws and regulatory guidelines. The Reserve Bank of India has issued guidelines / instructions from time to time relating to Know Your Customer (KYC), obtaining originator information, prevention of money laundering (AML), detecting and reporting suspicious transactions to Financial Intelligence Unit—India (FIU-IND).

ii)

Both the parties shall maintain records relating to all remittances made under this Agreement along with details of beneficiaries and originators. The Company shall provide meaningful information of originator i.e. name and address and where an account exists, the number of that account. In the absence of an account, a unique reference number, as prevalent in the country concerned. In case the Company fails to provide required information, the Bank has right to restrict or even terminate the business relationship with the Company.

iii)	Both the parties shall keep a watchful eye to ensure that there is no violation of the instructions of Reserve Bank of India and any other law enacted by the Government of India in this regard, in respect of transactions covered under this agreement. In case of any suspicion, M/S Buyindiaonline.com Inc. USA shall send full details immediately to the Bank.

iv)	Both the parties undertake due diligence in respect of know your customer (KYC) principle.

v)	In case of any action (i.e. seizure, attachment or forfeiture etc) is taken by Indian Authorities under the provision of any law in respect of any funds

vi)	involved in the transactions under this Agreement, rendering it impossible to fulfill any of its obligations under this agreement the Bank shall not be liable to account for any such funds in respect of which such action is taken.

Whereas the parties have also agreed to incorporate in this Agreement as under:

At the request of M/S Buyindiaonline.com Inc. USA, the Bank, through its website www.pnbindia.com has provided a link to the website of the Company i.e. cash2india.com and www.xoom.com for the remitters abroad to send their remittances to India; with the condition that acceptance of remittance requests from the remitters, processing thereof and sending remittances to the Bank is the sole liability / responsibility of the Company and the Bank will not be liable / responsible in any case for any cause of complaints / delay / claim of damage and loss etc.

All other terms and conditions of the existing Agreements shall continue to be binding on the parties.

This Agreement is supplemental to the said agreements.

In witness whereof the parties hereto have set their hands on the day, month and year mentioned herein.

Place San Francisco, CA	For Buyindiaonline.com Inc.
Date September 14, 2007	/s/ Laurence Wilson

Authorised Signatory

Place	For Punjab National Bank
Date	/s/ Illegible

Authorised Signatory

SUPPLEMENTARY AGREEMENT

This supplementary agreement is executed on this 27th day of March, 2009 between BuyIndiaonline.com Inc., a corporation incorporated in the state of Delaware US and having its registered office at 100 Bush Street, Suite 300, San Francisco, CA 94104-3906, USA through its President Mr. John Kunze s/o Mr. Robert Kunze, on one part hereinafter called as “company” which term shall unless repugnant to the context includes its successors and assigns on the one part and Punjab National Bank, a body corporate constituted under Banking Companies (Acquisition & Transfer of Undertaking) Act 1970, and having its head office at 7 Bhikhaji Cama Place, New Delhi and among others its International Banking Branch, New Delhi, on the second part hereinafter called as “Bank.” Which term shall include its successors and assigns on the other part.

Whereas the company has an existing arrangement with the Bank for effecting foreign inward remittances through Drafts / Pay Orders / TPOs / Cheques and Accounts credits, as per agreement dated 7.8.2006 and 14.9.2007.

Whereas the Company has approached the Bank for extending cash payment facility also up to Rs 50,000 per remittance as permitted under Money Transfer Service Scheme (MTSS), through all CBS branches in addition to other modes of remittances including NEFT transactions, and the Bank has agreed to extend the said facility on the revised service charges.

Now this agreement witnesses as under:

1.	The Company and Bank agree that cash payment facility also will be extended to the beneficiaries for remittances up to Rs 50,000 per remittance as per laid down procedure of issuing Pay Order by CBS branches in Annexure - II of Agreement dated 7.8.2006 in addition to other modes of remittances.

2.	The Bank shall exercise due caution in identifying the beneficiary based on the identity proof & remittance tracking number submitted by the beneficiary before making payments as per procedure detailed in Annexure -II of Agreement dated 7.8.2006. However, the Bank will be indemnified by the Company against any wrong payments that may occur due to the wrong/incorrect information in the website of the Company or such payments that turned out to be wrong on account of fraudulent furnishing of photo id proof & tracking number by the beneficiary provided the submitted documents prima facie doesn’t look fraudulent & that such fraudulence can not be tracked by a man with common prudence.

3.	The clause 8 of Annexure—III of Agreement dated 7.8.2006 is modified and replaced as under:

(8)	The Company will pay service charges as mentioned hereunder:

i)	Cash Payment / DD / PO Facility – [**].

ii)	Accounts’ credits – [**].

[**] –	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

iii)	NEFT transactions – [**] plus out of pocket expenses / any charges imposed by RBI from time to time, if any.

The Bank has agreed for the above service charges at the request of the Company on the assurance that the Company will [**] the number of transactions within [**] and the Company will pay [**] service charges i.e. [**] on all remittances irrespective of any mode of remittances, if the Company is not able to [**] the transaction within [**]. The charges will be reviewed after [**] and may continue the same in case of satisfactory business performance of the Arrangement at the sole discretion of the Bank.

4.	All other terms and conditions contained in the Agreement dated 7.8.2006 and 14.9.2007 will remain unchaged and will continue to be binding on the parties.

IN WITNESS WHEREOF the parties hereto have set their hands on the date, month and year mentioned herein.

FOR Punjab National Bank	FOR BuyIndiaonline.com Inc.

/s/ Illegible	/s/ John Kunze

Authorised signatory	Authorised signatory

Place	Place San Francisco, CA

Date	Date March 27, 2009

[**] –	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

SUPPLEMENTARY AGREEMENT

This supplementary agreement is executed on this 14th day of September, 2009 between Buy Indiaonline.com Inc., a corporation incorporated in the state of Delaware US and having its registered office at 100 Bush Street, Suite 300, San Francisco, CA 94104-3906, USA through its President Mr. John Kunze s/o Mr. Robert Kunze, on one part hereinafter called as “company” which term shall unless repugnant to the context includes its successors and assigns on the one part and Punjab National Bank, a body corporate constituted under Banking Companies (Acquisition & Transfer of Undertaking) Act 1970, and having its head office at 7 Bhikhaji Cama Place, New Delhi and among others its International Banking Branch, New Delhi, on the second part hereinafter called as “Bank.” Which term shall include its successors and assigns on the other part.

Whereas the company has an existing arrangement with the Bank for effecting foreign inward remittances through Drafts / Pay Orders / TPOs / Cheques and Accounts credits, as per agreement dated 7.8.2006 and 14.9.2007. and cash payment for remittances up Rs 50,000, besides routing transactions through NEFT / RTGS modes.

Whereas the Company has approached the Bank for assisting in promotion of the business and being one of the steps in this direction they requested to allow a senior / top official of the Bank to give an interview (15 seconds) on the product, so that the same may be aired on TV stations in USA, for which the Bank has agreed for mutual business interests.

Now this agreement witnesses as under:-

1. The Company and the Bank agree that the said interview will be covered in a film to be aired on Indian TV stations in USA on festival occasions like Diwali etc.

2. The Company confirms that airing of the said film will not violate any US law and the film will be aired subject to US law.

3. The Company agrees that before it’s airing the complete film to be aired will be sent to the Bank for approval and the approval will be communicated subject to any modifications as deemed fit.

4. The Company further agrees that the film will not be changed/altered/modified in any material way after its approval from the Bank.

5. The company agrees to bear entire costs / expenses / charges involved in making film and its airing.

6. In case of any claim / damages claim from third party or litigation due to airing of said film, the Company will be solely responsible and the Bank will not be a party to it and the Company shall keep the Bank indemnified against all such claims/losses.

7. The Bank reserves the right to discontinue the permission and the Company agrees to stop airing of film as soon as reasonably possible, upon on receipt of such notice from the Bank.

8. The facility of airing of the film or any other promotion campaign will automatically terminated with the termination of the Arrangement, if so happens.

9. All other terms and conditions contained in the Agreement dated 7.8.2006 and 14.9.2007 and 27.3.2009 will remain unchanged and will continue to be binding on the parties.

IN WITNESS WHEREOF the parties hereto have set their hands on the date, month and year mentioned herein.

FOR	FOR BuyIndiaonline.com Inc.

/s/ John Kunze

Authorised Signatory	Authorised Signatory

Place	Place San Francisco, California USA

Date	Date September 14, 2009

SUPPLEMENTARY AGREEMENT

This supplementary agreement is executed on this 12th of October, 2010 between BuyIndiaonline.com Inc., a corporation incorporated in the state of Delaware US and having its registered office at 100 Bush Street, Suite 300, San Francisco, CA 94104 -3906, USA through its President Mr. John Kunze s/o Mr. Robert Kunze, on one part hereinafter called as “company” which term shall unless repugnant to the context includes its successors and assigns on the one part and Punjab National Bank, a body corporate constituted under Banking Companies (Acquisition & Transfer of Undertaking) Act 1970, and having its head office at 7 Bhikhaji Cama Place, New Delhi and among others its International Banking Branch, New Delhi, on the second part hereinafter called as “Bank.” Which term shall include its successors and assigns on the other part.

Whereas the company has an existing arrangement with the Bank for effecting foreign inward remittances through Drafts / Pay Orders / TPOs / Cheques, accounts credits, cash payment for remittances up Rs 50,000, and also transactions through NEFT / RTGS modes.

Whereas the company has approached the Bank for establishing [**] of remittances sent by Non-Resident Indians for online credits to the accounts of their families / relatives (other than NRE/FCNR accounts). The Bank has agreed to the request on the company for [**] of such remittance subject to regulatory approval.

Now this agreement witnesses as under:

i) [**]

ii) The file containing remittance instructions can be uploaded by the company at any time, which would be processed as soon as the batch processing is run by the system, which is customized to run at such intervals as agreed between the parties from time to time.

iii) The company would be liable to upload correct remittance information like Branch code, account number, amount of remittance and other required information. [**]

iv) The company would upload remittance data for personal remittances only. No trade related remittances / remittances to charitable institutions would be uploaded by the company.

v) The company would ensure that all fields customized in the file format including remitter’s information (i.e. name, address of the remitter, account number or unique reference number) must be duly filled in.

vi) The company would be liable for any wrong payment effected in the process of [**], irrespective of any reason including wrong particulars uploaded by the company. However, the Bank would co-operate in reversal of wrong entries provided sufficient funds would be available in such accounts, where amount is wrongly credited.

vii) The Bank would take necessary steps to ensure that the [**] of transactions takes place in ordinary course of banking business and shall take immediate steps if warranted in case of any technical fault is noticed in the system.

[**] –	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

viii) On receipt of any complaint of non-execution or delay in execution of remittance / or wrong credit information, from the company through fax / e-mail etc., the Bank shall take immediate steps for resolving such issues.

ix) The company shall undertake due diligence for all remittances and comply with Anti Money Laundering (AML) norms / laws / regulations prescribed by the regulatory body / Government of United States of America for both the parties—remitters as well as beneficiaries and also provide the required information to the Bank or Government of India as and when required for such suspicious transactions.

x) The company shall keep adequate funds in their designated (Speed Remittance) Account opened with the Bank at all times, so as to ensure that all transactions are generated without any delay.

xi) The company shall keep entire records of remittances including remitter’s complete information for at least 10 years and shall provide such information to the Bank / Indian authorities immediately as and when required. The Bank shall also keep complete transaction record for at least 10 years from the date of transaction.

xii) In case of any claim / damages suit from any customer / third party against the Bank due to wrong payment / non-credit / delay in credit through [**] or for any reason attribute to the company, whatsoever in respect of the above [**] arrangement, the company shall be solely responsible for the same and shall indemnify the Bank against the same immediately on notice and the Bank reserves the right to claim such losses / damages from the company.

xiii) All other terms and conditions contained in the Agreement dated 7.8.2006, 14.9.2007, 27.3.2009 and 14.9.2009 will remain unchanged and will continue to be binding on the parties in full force and effect. This agreement is in addition to and supplemental to the Agreements dated 7.8.2006, 14.9.2007, 27.3.2009 and 14.9.2009 executed between the parties hereto.

[**] –	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE EXECUTED THESE PRESENTS AND A COUNTERPART ON THE DATE AND PLACE AS INDICATED BELOW:

FOR AND ON BEHALF OF BUYINDIAONLINE.COM	FOR AND ON BEHALF OF PUNJAB NATIONAL BANK

SIGNATURE: /s/ John Kunze	SIGNATURE: /s/ Illegible

NAME: John Kunze	NAME: Illegible

DESIGNATION: CEO	DESIGNATION: Chief Manager
DATE: 10/11/10	DATE: 06.12.2010
PLACE: San Francisco, CA	PLACE: New Delhi

SIGNATURE: /s/ Illegible

NAME Illegible
DESIGNATION: DGM
DATE: 06.12.2010
PLACE: New Delhi